Exhibit 99.1
Farmer Bros. Co. Reports
First Quarter Fiscal 2015 Financial Results
Net income up 39% from Q1 fiscal 2014

TORRANCE, Calif.--(GLOBE NEWSWIRE)—Nov. 6, 2014—Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the first quarter ended September 30, 2014.

First Quarter Fiscal 2015 Highlights:

•	Net sales increased 5.0% to $136.0 million in the first quarter;

•	Gross profit increased $0.1 million to $48.1 million in the first quarter;

•	Income from operations was $2.6 million in the first quarter compared to $3.0 million; and

•	Net income was $2.5 million, or $0.16 per diluted common share, compared to $1.8 million, or $0.11 per diluted common share.
(All comparisons above are to the first quarter of fiscal 2014.)

“We are pleased with our revenue and volume growth as we enter our new fiscal year,” stated Mike Keown, President and CEO of Farmer Brothers. “Growth was well balanced coming from both national account and independent customers. We remain focused on transforming our supply chain to lower costs, improve service, and drive quality.”

First Quarter Fiscal 2015 Results:

Net sales for the first quarter of fiscal 2015 increased $6.5 million, or 5.0%, to $136.0 million from $129.5 million in the first quarter of the prior fiscal year primarily due to increases in sales of our coffee and other beverage products.

Gross profit in the first quarter of fiscal 2015 increased $0.1 million, or 0.2%, to $48.1 million as compared to $48.0 million in the first quarter of fiscal 2014, primarily due to the increase in net sales. Gross margin decreased 170 basis points to 35.4% in the fiscal quarter ended September 30, 2014 from 37.1% in the comparable period in the prior fiscal year, primarily due to a 27% higher average cost of green coffee purchased.

Treasurer and CFO, Mark Nelson said, “In Q1 we worked through the remainder of our green coffee receipts where the corresponding large marked-to-market hedging gains were previously recognized in our prior fiscal year. We believe our hedged commodity position is adequate to provide ample reaction time to any potential commodity price changes going forward.”

Operating expenses in the first quarter of fiscal 2015 increased $0.5 million, or 1.2%, to $45.5 million from $45.0 million in the first quarter of the prior fiscal year primarily due to an increase in freight charges, self-insurance costs and ESOP expenses, partially offset by the absence of expenses related to the restatement of certain prior period financial statements. As a percentage of net sales, operating expenses in the first quarter of fiscal 2015 decreased to 33.5% of net sales from 34.7% of net sales in the first quarter of the prior fiscal year.

Income from operations in the first quarter of fiscal 2015 was $2.6 million compared to $3.0 million in the first quarter of the prior fiscal year.

Total other income in the first quarter of fiscal 2015 was $0.1 million compared to total other expense of $0.9 million in the first quarter of the prior fiscal year, primarily due to $0.1 million in net losses from coffee-related derivative instruments and investments in the first quarter of fiscal 2015 as compared to $1.5 million in net losses from coffee-related derivative instruments and investments in the first quarter of the prior fiscal year.

Income tax expense in the first quarter of fiscal 2015 was $0.2 million compared to $0.3 million in the first quarter of the prior fiscal year.

As a result of the foregoing factors, net income for the first quarter of fiscal 2015 was $2.5 million, or $0.16 per diluted common share, compared to $1.8 million, or $0.11 per diluted common share, in the first quarter of the prior fiscal year.

Mr. Nelson commented further, “We are pleased with the growth in our net income and earnings per share recorded in the first quarter, and believe this solid start to our year positions us well as we enter into our seasonally strong second fiscal quarter.”

Adjusted EBITDA in the first quarter of fiscal 2015 decreased to $10.4 million from $10.8 million in the first quarter of the prior fiscal year. Adjusted EBITDA is a non-GAAP financial measure; a reconciliation table of reported net income to Adjusted EBITDA is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey™. For more information, visit: www.farmerbros.com.

Investor Conference Call

Michael H. Keown, President and Chief Executive Officer, and Mark J. Nelson, Treasurer and Chief Financial Officer, will host an investor conference call today, November 6, 2014, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the Company’s results for the first quarter ended September 30, 2014.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—http://edge.media-server.com/m/p/jnwoz4jf/lan/en—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 28745574 within the U.S. and Canada.

The audio replay will be available for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately four hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, the Company's ability to refinance or replace its existing credit facility upon its expiration, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2014	2013
Net sales	$135,984	$129,529
Cost of goods sold	87,863	81,524
Gross profit	48,121	48,005
Selling expenses	38,450	36,614
General and administrative expenses	7,009	8,500
Net losses (gains) from sales of assets	61	(123)
Operating expenses	45,520	44,991
Income from operations	2,601	3,014
Other income (expense):
Dividend income	294	268
Interest income	89	108
Interest expense	(207)	(372)
Other, net	(64)	(906)
Total other income (expense)	112	(902)
Income before taxes	2,713	2,112
Income tax expense	198	306
Net income	$2,515	$1,806
Net income per common share—basic	$0.16	$0.11
Net income per common share—diluted	$0.16	$0.11
Weighted average common shares outstanding—basic	16,003,802	15,715,538
Weighted average common shares outstanding—diluted	16,130,745	15,773,743

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,782	$11,993
Short-term investments	22,063	22,632
Accounts and notes receivable, net	46,172	42,230
Inventories	71,931	71,044
Income tax receivable	198	228
Short-term derivative assets	3,531	5,153
Prepaid expenses	3,561	4,180
Total current assets	152,238	157,460
Property, plant and equipment, net	93,989	95,641
Intangible assets, net	5,628	5,628
Other assets	6,556	7,034
Deferred income taxes	414	414
Total assets	$258,825	$266,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,096	$44,336
Accrued payroll expenses	15,572	22,190
Short-term borrowings under revolving credit facility	2,021	78
Short-term obligations under capital leases	3,747	3,779
Deferred income taxes	1,169	1,169
Other current liabilities	5,472	5,318
Total current liabilities	68,077	76,870
Accrued postretirement benefits	19,740	19,970
Other long-term liabilities—capital leases	5,041	5,924
Accrued pension liabilities	39,804	40,256
Accrued workers’ compensation liabilities	7,604	7,604
Deferred income taxes	718	689
Total liabilities	$140,984	$151,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,593,539 and 16,562,450 issued and outstanding at September 30, 2014 and June 30, 2014, respectively	16,594	16,562
Additional paid-in capital	37,725	35,917
Retained earnings	108,727	106,212
Unearned ESOP shares	(16,035)	(16,035)
Accumulated other comprehensive loss	(29,170)	(27,792)
Total stockholders’ equity	$117,841	$114,864
Total liabilities and stockholders’ equity	$258,825	$266,177

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with GAAP, we use certain non-GAAP financial measures, including “Adjusted EBITDA” and "Adjusted EBITDA Margin," in assessing our operating performance. We believe these non-GAAP financial measures serve as appropriate measures to be used in evaluating the performance of our business.

Effective January 1, 2014, we corrected our presentation of "Net gains from sales of assets" previously presented within "Other, net" to a separate line item within "Income (loss) from operations" in order to comply with GAAP. In concert with this correction in presentation and to better reflect cash earnings of the Company as measured and evaluated by management, we began using the non-GAAP financial measure “Adjusted EBITDA,” defined as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, ESOP and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense and other similar non-cash expenses. We reference Adjusted EBITDA frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, we base certain of our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. We define "Adjusted EBITDA Margin" as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin as defined by us may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Three Months Ended September 30,
($ in thousands)	2014	2013
Net income, as reported(1)	$2,515	$1,806
Income tax expense	198	306
Interest expense	207	372
Depreciation and amortization expense	6,256	7,424
ESOP and share-based compensation expense	1,258	904
Adjusted EBITDA(1)	$10,434	$10,812
Adjusted EBITDA Margin	7.7%	8.3%
____________
(1) Includes $0.3 million and $0 in expected beneficial effect of liquidation of LIFO inventory quantities in cost of goods sold in the three months ended September 30, 2014 and 2013, respectively.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241